Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY
FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman
610-581-4800
J. Duncan Smith, Principal Financial Officer
610-526-2466

Bryn Mawr Bank Corporation Closes

Its Previously Announced Registered Direct Offering

BRYN MAWR, Pa. May 18, 2010 - Bryn Mawr Bank Corporation (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), announced today that it has closed its previously announced registered direct offering of 1,548,167 shares of its common stock, par value $1.00 per share, at a price of $17.00 per share. The Corporation received net proceeds of approximately $24.7 million after deducting placement agents’ fees and other offering expenses.

The shares of common stock were sold pursuant to the Corporation’s effective shelf registration. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the securities, in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Stifel, Nicolaus & Company, Incorporated served as lead placement agent and Keefe, Bruyette & Woods, Inc. and Boenning & Scattergood, Inc. acted as placement agents in connection with the registered direct offering.

About Bryn Mawr Bank Corporation

Bryn Mawr Bank Corporation, including its wholly-owned subsidiary, The Bryn Mawr Trust Company, which was founded in 1889, has $1.2 billion in corporate assets and $3.1 billion in trust and investment assets under management, administration, supervision and brokerage. Bryn Mawr Trust offers a full range of personal and business banking services, consumer and commercial loans, small equipment leasing, mortgages, insurance, as well as wealth management services including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation. Headquartered in Bryn Mawr, Pennsylvania, Bryn Mawr Trust has nine full-service branches serving residents and businesses in the suburbs of Philadelphia. It also maintains seven limited service offices in adult life care communities.